Consent of Independent Auditors



We consent to the reference to our firm under the caption
"Interests of Named Experts and Counsel" in the Registration Statement filed by Arden Realty, Inc. on Form S-8 dated October
9, 1997 pertaining to the 1996 Stock Option and Incentive Plan of Arden Realty, Inc. and Arden Realty Limited Partnership and to the incorporation by reference therein of our report dated
January 31, 1997, with respect to the consolidated financial statements and schedule of Arden Realty, Inc. and the combined financial statements of the Arden Predecessors included in the Annual Report (Form 10-K) of Arden Realty, Inc. for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Los Angeles, California
October 8, 1997